                                                                   Exhibit 10(d)


                            EXTENSION AND RENEWAL OF

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, as of this 26th day of April, 2000 by and between DMI FURNITURE, INC., a Delaware corporation ("DMI" or the "Corporation") and DONALD
D. DREHER ("Employee").

         WHEREAS, Employee and DMI have entered into an Employment Agreement dated as of September 1, 1986, which has been amended from time to time and extended and renewed for additional terms through August 31, 2002;

         WHEREAS, the Employment Agreement, as amended, extended and renewed to date, is intended to complement the terms of the Amendment to Employment Agreement and Officer Severance Agreement dated as of May 19, 1988 between the Employee and DMI (the "Officer Severance Agreement"), which provides for the payment of certain benefits to Employee in certain circumstances following a "change in control" of DMI (as defined in the Officer Severance Agreement).

         WHEREAS, Employee and DMI desire to amend, renew and extend the Employment Agreement between them for an additional term expiring on August 31, 2004; and

         NOW, THEREFORE, intending to be legally bound hereby and in consideration of the mutual undertakings hereinafter set forth, DMI and Employee agree as follows, effective March 1, 2002;

         1. EMPLOYMENT. DMI or its successors hereby employs Employee and Employee hereby accepts employment as Chairman of the Board, President, and Chief Executive Officer of DMI for a period commencing March 1, 2002 and ending August 31, 2004.

         2. DUTIES OF EMPLOYEE. Employee further agrees as follows:

                  (a) To perform well and faithfully all such duties as are assigned to him by the Board of Directors of DMI; and

                  (b) To devote the time and attention to the performance of all matters necessary and appropriate to the discharge of the duties so assigned to him in the operation of DMI, it being the intention of this provision to require that Employee serve as a "full-time" employee of DMI, to devote his best efforts to the performance of the duties of him; and

                  (c) To refrain from investment or other involvement in any business or other activity that competes with the business of DMI other than nominal investments as a passive investor in publicly traded companies.

         3. COMPENSATION. As compensation for his services pursuant to this Agreement, Employee shall be paid as follows:

                  (a) SALARY. A minimum salary of $295,000 per year payable at the rate of $12,291.66 semi-monthly during the term of this Agreement. The Compensation Committee of the Corporation's Board of Directors will periodically review increases in the cost of living and may negotiate upward revisions to salary with the Employee.

                  (b) CASH BONUS, FISCAL 2002, 2003 AND 2004. For the Corporation's fiscal years 2002, 2003 and 2004, Employee shall receive an incentive bonus based on the "adjusted net pre-tax income" for said fiscal years. Cash bonus for fiscal year 2002 will be a percentage of the "adjusted net pre-tax income' as set forth in table "A" below. Cash bonus for fiscal year 2003 will be a percentage of the "adjusted net pre-tax income" as set forth in table "B" below. Cash bonus for the fiscal year 2004 will be a percentage of the "adjusted net pre-tax income" so set forth in table "C" below. For the purpose of this subsection, "adjusted net pre-tax income" shall mean the pre-tax income as reported to the Securities and Exchange Commission on Form 10-K excluding (i) any gains or losses

                  (c) resulting from the sale, conversion or other disposition of capital assets; (ii) accruals made in accordance with general accepted accounting principles to recognize the costs associated with the permanent closure of an operation and the carrying costs prior to the sale of the assets of that operation; (iii) gain or loss resulting from non-operational litigation; and (iv) charges or credits resulting from the adoption of a change in accounting principle. The maximum cash incentive bonus for each fiscal year 2002, 2003 and 2004 is not to exceed 20% of $5,500,000 "adjusted net pre-tax income" or $1,100,000.

                                    TABLE "A"
                                   FISCAL 2002

                                                            INCENTIVE BONUS AS A % OF
                   ADJUSTED NET PRE-TAX INCOME             ADJUSTED NET PRE-TAX INCOME
              ----------------------------------------------------------------------------
              $        0 - $  902,999                                   0%
              $  903,000 - $1,354,999                                  10%
              $1,355,000 - $1,805,999                                  11%
              $1,806,000 - $2,257,999                                  12%
              $2,258,000 - $2,709,999                                  13%
              $2,710,000 - $3,160,999                                  14%
              $3,161,000 - $3,612,999                                  15%
              $3,613,000 - $4,064,999                                  16%
              $4,065,000 - $4,515,999                                  17%
              $4,516,000 - $4,967,999                                  18%
              $4,968,000 - $5,418,999                                  19%
              $5,419,000 - $5,500,000                                  20%


                                    TABLE "B"
                                   FISCAL 2003

                                                            INCENTIVE BONUS AS A % OF
                   ADJUSTED NET PRE-TAX INCOME             ADJUSTED NET PRE-TAX INCOME
              ---------------------------------------------------------------------------
              $        0 - $  951,499                                  0%
              $  951,500 - $1,354,999                                 10%
              $1,355,000 - $1,805,999                                 11%
              $1,806,000 - $2,257,999                                 12%
              $2,258,000 - $2,709,999                                 13%
              $2,710,000 - $3,160,999                                 14%
              $3,161,000 - $3,612,999                                 15%
              $3,613,000 - $4,064,999                                 16%
              $4,065,000 - $4,515,999                                 17%
              $4,516,000 - $4,967,999                                 18%
              $4,968,000 - $5,418,999                                 19%
              $5,419,000 - $5,500,000                                 20%

                                       E-2
                                    TABLE "C"
                                   FISCAL 2004

                                                            INCENTIVE BONUS AS A % OF
                   ADJUSTED NET PRE-TAX INCOME             ADJUSTED NET PRE-TAX INCOME
              ---------------------------------------------------------------------------
              $        0 - $  999,999                                    0%
              $1,000,000 - $1,354,999                                   10%
              $1,355,000 - $1,805,999                                   11%
              $1,806,000 - $2,257,999                                   12%
              $2,258,000 - $2,709,999                                   13%
              $2,710,000 - $3,160,999                                   14%
              $3,161,000 - $3,612,999                                   15%
              $3,613,000 - $4,064,999                                   16%
              $4,065,000 - $4,515,999                                   17%
              $4,516,000 - $4,967,999                                   18%
              $4,968,000 - $5,418,999                                   19%
              $5,419,000 - $5,500,000                                   20%

                  (c) BONUS PAYMENTS. Any bonus under this paragraph 3 shall be paid within one hundred thirty days of the end of the fiscal year.

                  For any fiscal year of DMI during which the period of Employee's employment set forth in paragraph 1 (or any extension thereof) expires before completion of the fiscal year, Employee shall receive a cash bonus and a stock bonus equal to the bonuses that would have been due Employee under paragraph 3(b) had Employee remained employed until the end of DMI's fiscal year multiplied by a fraction, the numerator of which is the number of complete calendar months during which Employee was employed during the fiscal year and the denominator of which is 12.

         4. FRINGE BENEFITS. DMI will provide Employee with fringe benefits as follows:

                  (a) DMI will maintain, without contribution by Employee, life insurance with benefits payable as designated by Employee in a face amount equal to three times Employee's annual base salary rate hereunder provided however the face amount of life insurance benefits are not to exceed $750,000.

                  (b) DMI will maintain health insurance at least as comprehensive as provided for other key and executive employees.

                  (c) DMI will maintain, without contribution by Employee, travel accident insurance with benefits payable as designated by Employee in a face amount equal to $250,000 death benefits for accidental death in the course of travel.

                  (d) DMI will provide Employee with an automobile comparable to those furnished to other key executives, or its cash equivalent of $675 per month, for Employee's business related use.

                  (e) Employee shall receive reimbursement for expenses incurred by him in connection with Medical Care for Employees, his spouse and his dependents, provided, however, that the amount paid by DMI to Employee pursuant to this subsection in any fiscal year during the term of this Agreement shall not exceed $2,000. For the purpose of this subsection the term "Medical Care" means amounts paid for the diagnosis, care, medication, treatment, or prevention of disease, or for the purpose of affecting any structure or function of the body (including amounts paid for accident or health insurance), or for transportation primarily for and essential to Medical Care. Payments hereunder may be made from time to time as requested by Employee with or without requiring proof of the medical expenses in questions, in the discretion of the Board of Directors, and it is not necessary that such medical expenses have already been paid by Employee, his spouse, or his aforesaid dependents, but merely that, if not yet paid, there exists an obligation to pay them. Premiums paid by DMI under any group accident or health insurance policy that may be maintained by DMI covering or for the benefit of some or all of its employees, and payments made by insurers pursuant to said policy, shall not to any extent be regarded as payments made pursuant to this subsection.

                  (f) Employee shall receive annual reimbursement for expenses incurred by him in connection with personal or tax financial planning, not to exceed $2,000 per year.

                  (g) Employee shall be entitled to participate in any benefit plan of a type not specifically covered by this Agreement and established by DMI for key employees during the term of Employee's employment hereunder on a basis consistent with his age, position, responsibilities, and level of compensation.

                  (h) Employee shall be reimbursed for his reasonable out-of-pocket travel and business expenses, including but not limited to, membership in private clubs for business purposes. All such club memberships will be approved by a majority of outside members of the Board of Directors.

                  (i) Employee shall designate a medical doctor as his choice for annual physical examinations. DMI shall receive a doctor's report on each annual examination. DMI shall bear the reasonable examination expense related with these examinations.

         5. VACATION. Employee shall be entitled to a six-week vacation with pay in each 12-month period ending August 31. A maximum of one week of annual paid vacation shall be cumulative and will not be deemed waived if not taken during the applicable 12-month period. Employee's paid vacation shall be pro-rated based on the number of months he has remained employed by DMI during any fiscal year during which this Agreement expires or is terminated.

         6. OTHER BOARD OF DIRECTORS ACTION. Nothing in this Agreement shall be deemed to prevent the Board of Directors of DMI from taking any action it may deem, in its sole discretion, to be desirable to make the terms and conditions of this Employment Agreement more beneficial to Employee, or to add further benefits to his employment with DMI, provided that Employee agrees to such changes and additions.

         7. TERMINATION. This Agreement shall terminate and, except to the extent previously accrued or as otherwise provided in the Officer Severance Agreement, all rights and obligations of DMI and Employee under this Agreement shall be void, upon the earliest to occur of any of the following:

                  (a) Expiration of the period of employment set forth in paragraph 1, unless the period of employment is extended by the Board of Directors, in which event termination shall occur upon the expiration of the period of employment as extended by the Board of Directors;

                  (b)      Death of Employee;

                  (c) Mental or physical illness or disability of Employee that shall incapacitate him, for a period of 90 successive days or for an aggregate period of 120 days during any 12 calendar months, from fully performing the duties assigned to him hereunder and in the good faith determination of the Board of Directors and upon written notice to Employee.

                  (d) If Employee (i) is found guilty of having committed against DMI any criminal act, including criminal fraud, or (ii) is found guilty of having committed any criminal act involving moral turpitude, or (iii) the willful and continued failure by the Employee to substantially perform the Employee's duties with DMI after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties; or (iv) the willful engaging by the Employee in gross misconduct materially and demonstrably injurious to the Corporation. For the purposes of this definition, no act, or failure to act on the Employee's part shall be considered "willful" unless done or omitted to be done by the Employee other than in good faith and without reasonable belief that the Employee's action or omission was in the best interests of DMI. The Employee shall not be deemed to have been terminated for Cause (as defined in the Officer Severance Agreement) unless and until DMI has delivered a Notice of Termination, as provided therein.

                  (e) Voluntary cessation by Employee of his duties and responsibilities under this agreement.


                  If DMI terminates Employee's employment other than for Cause (as defined in the Officer Severance Agreement), and a change in control (as defined in the Officer Severance Agreement) occurs within 9 months thereafter, then Employee shall be entitled to all benefits provided under the Officer Severance Agreement.

                  Otherwise, if Employee's employment hereunder is terminated for any other reason than those specified in subparagraphs (a) through (e) of this paragraph 7, then DMI shall remain liable to Employee and shall pay Employee in full settlement of DMI's obligations hereunder: (i) the full amount of the balance of his base salary as provided in subparagraph 3(a) above, to the expiration date of this Agreement or to such expiration date as may have been extended by action of the Board of Directors pursuant to subparagraph 7(a), in a lump sum; PLUS (ii) an amount equal to the cash bonus and the stock bonus that would have been payable to Employee pursuant to subparagraphs 3(b), 3(c), or 3(d) above had Employee remained employed until the end of DMI's fiscal year, multiplied by a fraction, the numerator of which is the number of complete calendar months during which Employee was employed during the fiscal year and the denominator of which is 12. The payments based upon the cash bonus and the stock bonus shall be paid within 130 days of the delivery to DMI of the financial statements upon which they shall be based.

         8. DIRECTORSHIP. Employee shall be nominated for election to the Board of Directors of DMI at each annual meeting of DMI's stockholders. If duly elected or appointed, Employee agrees to serve on the Board and shall be designated as Chairman of the Board.

         9. COORDINATION WITH OFFICER SEVERANCE AGREEMENT. For the purposes of the Officer Severance Agreement, this Agreement shall constitute a renewal and extension of the Employment Agreement dated as of September 1, 1986 between Employee and DMI. If any provision of this Agreement may be viewed as conflicting with a provision of the Officer Severance Agreement, and the provision at issue does not specifically state that it is intended to supersede the Officer Severance Agreement, the office Severance Agreement shall control.

         10. NON-COMPETITION. If this Agreement is terminated for any reason specified in subparagraphs (a) through (e) of Paragraph 7, Employee shall refrain, for a period of one year after the termination of this Agreement, from carrying on a business that competes with a business conducted by DMI within the geographic areas described as follows:

                  The 50 states of the United States of America and Puerto Rico, except for the states of Washington, Oregon, Idaho, Colorado, Wyoming, North Dakota and South Dakota.

For the purposes of this paragraph, a business shall be deemed carried on by Employee if carried on by a proprietorship, partnership, association, or corporation, or other business entity with which Employee is connected, except that Employee shall not be deemed to be connected with a business competitive to that conducted by DMI to the extent that Employee is merely a passive investor therein or not engaged in the business operations thereof as an officer, director, employee, agent, consultant, sales representative, or other provider of personal services in a capacity that would enable him to use his knowledge or DMI's trade secrets, customer lists, sources of supply or unique business methods to compete against DMI. It is agreed that in the event of a breach or a threatened breach of the foregoing, no adequate remedy exists at law to protect DMI's interests and that DMI shall be entitled to appropriate injunctive relief. Should the foregoing covenant be adjudged to any extend invalid by any court of competent jurisdiction, such covenant shall be deemed modified to the extend necessary to make it enforceable.

         11. PLACE OF EMPLOYMENT. DMI agrees that the principal location at which Employee is to render his services hereunder will continue to be Louisville, Kentucky.

         12. NOTICES. Any notice to DMI or Employee hereunder may be given by delivering it to, or by depositing it in the United States mail, postage pre-paid, addressed to the parties at the following addresses:

                  DMI:
                  ---
                  Mr. Phillip Keller
                  DMI Furniture, Inc.
                  One Oxmoor Place
                  101 Bullitt Lane
                  Louisville, KY 40222

                  with a required copy to:
                  Chairman, Compensation / Stock Option Committee
                  DMI Furniture, Inc.
                  One Oxmoor Place
                  101 Bullitt Lane
                  Louisville, KY 40222

                  EMPLOYEE:
                  --------
                  Mr. Donald D. Dreher
                  8508 Westover Dr.
                  Louisville, KY 40059

         13. ENTIRE AGREEMENT. This Agreement and the Officer Severance Agreement (a) contain the complete and entire understanding and agreement of DMI and Employee respecting the subject matter hereof; (b) supersede and cancel all understandings or agreements, oral or written, respecting the employment of Employee in connection with the business of DMI; and (c) may not be modified except by an instrument in writing executed by DMI and Employee.

         14. WAIVER OF BREACH. The waiver by either party, of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of either party.

         15. ASSIGNMENT. Employee may not assign his rights or obligations under this agreement. The rights and obligations of DMI shall inure to the benefit of and shall be binding upon the successors and assigns of DMI.

         16. CAPTIONS. All captions and headings used herein are for convenient reference only and do not form part of this Agreement.

         IN WITNESS WHEREOF, DMI and Employee have caused this Agreement and its renewal to be duly executed and delivered on the day and year first above written, but effective March 1, 2002.
                                            DMI FURNITURE, INC.

ATTEST:                                     By
       -----------------------------           --------------------------------
                                               Phillip Keller
                                               Vice President, Finance,
                                               Chief Financial Officer


                                              ---------------------------------
                                              Donald D. Dreher